UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 8 , 2011

Commission File Number:  00053290

CHROMADEX CORPORATION
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
262940963
(IRS Employer Identification No.)

10005 Muirlands Blvd., Suite G, Irvine, California 92618
(Address of principal executive offices)

949-419-0288
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 8, 2011, ChromaDex, Inc. a California corporation and wholly owned subsidiary of ChromaDex Corporation, a Delaware corporation ("ChromaDex"), entered into an Exclusive License Agreement (the "Agreement") with The Regents of the University of California, a California corporation ("UC"). Under the terms of the Agreement, UC granted to ChromaDex a worldwide, exclusive, sublicensable right and license to use certain patent rights relating to the use of the compound known as Pterostilbene in a specified field of use. Pterostilbene is a compound found in blueberries, grapes and other small fruits, as well as the bark of some trees. The Agreement terminates on the earliest of (i) the expiration date or abandonment of the last valid claim of the patent rights licensed under the Agreement, (ii) failure by ChromaDex to meet certain pre-development milestones or an uncured default by ChromaDex under the Agreement or (iii) upon prior written notice given by ChromaDex.

In consideration of the license granted, ChromaDex will pay to UC earned royalties on net sales of all licensed products (including sales by sublicensees and affiliates), as well as a percentage of attributed income from sublicensing agreements. ChromaDex is subject to minimum annual royalty payments to UC of $5,000 during the term of the Agreement.

ChromaDex has agreed upon a commercialization plan with UC to develop, commercialize and market licensed products under that Agreement and will make certain payments to UC in connection with the achievement of certain milestone events relating to product development and regulatory approvals in accordance with the terms of the Agreement.

The foregoing is a summary of the material terms of the Agreement and does not purport to be complete. You should read the complete Agreement, which shall be attached as an exhibit to ChromaDex Corporation's Quarterly Report on Form 10-Q for the quarter ended October 1, 2011 and, when filed, such Agreement shall be incorporated by reference herein. ChromaDex Corporation will seek confidential treatment for certain terms of the Agreement at the time of filing such Quarterly Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Date:   September 8, 2011
By:	/s/ Frank L. Jaksch Jr.

Name: Frank L. Jaksch Jr.
Title: Chief Executive Officer